SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 22, 2009

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated September 22, 2009 of Exclusive Apparel, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal.  We cannot confirm or deny that the appointment of Rotenberg & Co. LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

CC: U.S. Securities & Exchange Commission
      Office of the Chief Accountant
      100 F Street, NE
      Washington, DC 20549
      202-551-5300 Phone
      202-772-9252 Fax